Exhibit 99.1

Aon Reports Third Quarter Net Income of $122 Million

Company Adopts $1 Billion Share Repurchase Program

Provides Detail on Restructuring Plan at Estimated Cost of $250 Million and Annualized Cost Savings Approximating $150 Million by 2008

CHICAGO, IL – November 3, 2005 - Aon Corporation (NYSE: AOC) today reported third quarter and nine months 2005 results.

Net income was $122 million or $0.36 per share in both the third quarter of 2005 and 2004.  Third quarter 2005 net income from continuing operations increased 7% to $121 million or  $0.36 per share compared to $113 million or $0.33 per share a year ago.

Net income for nine months of $513 million increased 10% from the prior year, and year-to-date earnings per share of $1.52 was up 9%.  Nine months 2005 net income from continuing operations increased to $498 million or $1.48 per share from $472 million or $1.41 per share in 2004.

Excluding pretax restructuring and related expenses of $35 million ($0.07 per diluted share) in the current quarter, net income per share would have risen 19% to $0.43 compared to $0.36 for 2004, and for the nine months 2005 net income per share would have risen 14% to $1.59 versus $1.39 for the same period in 2004.

Greg Case, Aon’s president and CEO said, “Our third quarter operating results show significant improvement in organic revenue growth in our Americas retail brokerage operation, driven by improved client retention and new business.  This performance is particularly noteworthy given the continuing softness in insurance premium rates, which affected growth in our international brokerage and reinsurance units.  Our insurance underwriting operations performed well with improved top- and bottom-line growth in both of the principal subsegments.  Importantly, our results this quarter continued to benefit from our focus on operational excellence, reflected in tight management of our cost base.”

Case added, “Last quarter we announced a three-year restructuring plan that will realign our operations more effectively – and efficiently – around client needs.  The restructuring will allow us to enhance the quality of service we provide to clients while improving our ongoing performance and growth.  The significant level of anticipated cost savings should directly benefit our operating margins.”

“Finally,” Case said, “I am extremely proud of the many Aon employees who responded to the needs of our clients who were affected by recent Hurricanes Katrina, Rita and Wilma.  Under extremely difficult conditions, our employees have done an outstanding job helping our clients to rebuild and restore their business operations following these disasters.  In addition, Aon and its employees have responded with financial aid to the victims of these devastating storms.”

Restructuring Plan

The previously announced three-year restructuring plan is expected to result in cumulative pretax charges of approximately $250 million, including employee termination and lease consolidation costs, asset impairments, and other costs associated with the restructuring.  Annualized cost savings are targeted at approximately $150 million by 2008.  The plan is not finalized and actual total costs, the timing of the costs, and ultimate savings will vary from the estimates due to changes in the scope or assumptions underlying this plan.

During the third quarter of 2005, restructuring and related expenses amounted to $35 million, of which $29 million was recorded in Risk and Insurance Brokerage Services, $4 million in Consulting and $2 million in Corporate and Other.  Approximately $2 million of the third quarter 2005 restructuring costs were cash payments.

The restructuring plan includes job eliminations beginning in the third quarter of 2005 and continuing into 2007.  An estimated 1,400 positions will be eliminated, including a group of approximately 750 U.K. positions affected by that component of the restructuring initiative announced on October 5, 2005.

Below is a summary of third quarter 2005 restructuring costs and an estimate of restructuring and related expenses through the end of 2007 by type and by geographic region.

By Type:	Incurred Third Quarter 2005	Estimated
		Fourth Quarter 2005	2006	2007	Total
Workforce reduction	$2	$55	$44	$9	$110
Lease consolidation	15	3	67	9	94
Asset impairments	15	1	4	4	24
Other costs associated with restructuring	3	2	13	4	22
Total restructuring and related expenses	$35	$61	$128	$26	$250

By Region:	United States	United Kingdom	Continent of Europe	Rest of World	Estimated Total
2005	$18	$58	$16	$4	$96
2006	43	66	17	2	128
2007	11	12	3	—	26

Total	$72	$136	$36	$6	$250

Third Quarter and Nine Months Segment Review

Risk and Insurance Brokerage Services third quarter revenue of $1.3 billion was essentially unchanged from the prior year, with no organic revenue growth.  Excluding the effects of the loss of contingent commissions, organic revenue in the current quarter rose 1%.  Contingent commission revenue was $6 million in the third quarter of 2005, reflecting amounts relating to arrangements in existence prior to October 1, 2004.  By comparison, contingent commission revenue was $21 million in the third quarter of 2004.  Investment income increased $10 million in the quarter compared to the prior year, primarily reflecting higher short-term interest rates.

Organic revenue in Brokerage-Americas rose 5%, primarily driven by improved retention of clients as well as the impact of new business.  Excluding the impact of contingent commissions, Brokerage-Americas organic revenue grew 7%.  Brokerage-International and Reinsurance organic revenues declined 3% and 6%, respectively.  Brokerage-International reported revenues included $23 million attributable to a refinement in techniques used to estimate revenues on installment policies in the U.K.; this amount has been excluded from the calculation of organic revenue growth.

Third quarter expenses included a non-cash charge of $22 million to recognize the costs of future claims servicing in the United Kingdom brokerage operation.  As a result of accounting guidance issued by the Institute of Chartered Accountants in the U.K., the company reassessed its legal obligation to provide future claims handling and certain administrative services for brokerage clients in the U.K., and concluded that these estimated future costs should be accrued in the third quarter.

Third quarter pretax income increased 5% to $138 million, and the pretax margin improved to 10.8% from 10.2% a year ago.  Excluding the restructuring charges described above, expenses declined 4% in the quarter and the adjusted pretax margin was 13.0%.

Nine months pretax income increased 4% to $586 million and the pretax margin improved 80 basis points to 14.7% from 13.9%.  Absent current quarter restructuring charges, the brokerage pretax margin was 15.5%.

Consulting revenue declined 2% to $295 million during the quarter.  Organic revenue declined 3%, reflecting declines in outsourcing and U.S. employee benefits revenue.

Pretax income decreased 48% to $15 million, and the pretax margin was 5.1% for 2005 and 9.7% for 2004, primarily reflecting the revenue declines mentioned above and restructuring charges.  Excluding restructuring charges, the adjusted pretax margin was 6.4%.

Nine months pretax income decreased 16% to $70 million and the pretax margin was 7.6% in 2005 compared to 9.2% in 2004.  Absent current quarter restructuring charges, the consulting pretax margin was 8.1%.

Insurance Underwriting revenue increased 6% to $827 million, while organic revenue increased 4% during the quarter.  Pretax income rose 25% to $84 million.  The pretax margin improved to 10.2% from 8.6% for 2004, reflecting improved profitability in both underwriting subsegments and higher investment income.

Nine months pretax income increased 22% to $235 million and the pretax margin improved to 9.7% from 8.2% in 2004.

The pretax loss in the Corporate and Other segment was $56 million compared with a loss of $52 million a year ago, principally driven by higher general expenses including restructuring costs.  A loss of $13 million related to the period end change in valuation of Endurance warrants is included in both years.

The pretax loss for nine months was $131 million compared to a pretax loss of $106 million a year ago.

Discontinued Operations

The third quarter after-tax income from discontinued operations was $1 million in 2005 and $9 million ($0.03 per share) in 2004.  During the third quarter of 2005, Aon announced that it had signed a definitive agreement to sell Swett & Crawford, its U.S.-based wholesale broking operation.  As a result, Swett & Crawford operating results for the third quarter and nine months ended September 30, 2005 and 2004 were reclassified to discontinued operations.  Third quarter 2005 net income attributable to this discontinued business was $1 million, representing after tax operating earnings of $8 million partially offset by $7 million of costs related to the sale.  Net income for this business was $8 million ($0.02 per share) in third quarter 2004.  Revenues for this unit were $50 million and $55 million in third quarter 2005 and 2004, respectively.

Effective Tax Rate

The effective tax rate for continuing operations was 33.1% for third quarter 2005 compared to 35.4% for the third quarter of 2004.  The year-to-date tax rate for 2005 and 2004 was 34.5% and 35.8%, respectively. The reduction in the tax rate for both the third quarter and nine months 2005 is mainly attributable to the resolution of tax issues which had a net favorable impact of $6 million and $12 million, respectively.

Foreign Exchange Impact

Third quarter 2005 earnings per share were positively affected by $0.01 related to foreign currency translation gains.  In addition, both third quarter 2005 and 2004 earnings per share included $0.02 of currency hedging gains.

Financial Condition

Total debt and preferred stock decreased $127 million to $1.9 billion at September 30, 2005 from September 30, 2004.  Total debt and preferred stock as a percentage of total capital was reduced to 26% from 29% over the same period.  Stockholders’ equity was $5.3 billion.  Compared to December 31, 2004, total debt and preferred stock decreased $280 million.

Approximately 94% of Aon’s investment portfolio at quarter end was in short-term and fixed maturities, with 97% of the fixed income securities rated investment grade.

Stock Repurchase Program

Aon’s Board of Directors has authorized the repurchase of up to $1 billion of the Company’s common stock.  Any repurchased common stock will be available for use in connection with employee stock plans and for other corporate purposes.  Shares may be repurchased through the open market or in privately negotiated transactions from time to time, based on prevailing market conditions, and will be funded from available capital.

The Company will host an audio webcast on Friday, November 4 at 10:00 a.m. central time that can be accessed at www.aon.com.

Aon Corporation (www.aon.com) is a leading provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting.  There are 47,000 employees working in Aon’s 500 offices in more than 120 countries.  Backed by broad resources, industry knowledge and technical expertise, Aon professionals help a wide range of clients develop effective risk management and workforce productivity solutions.

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, our ability to implement the stock repurchase program, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, changes in revenues and earnings due to the elimination of contingent commissions, other uncertainties surrounding a new compensation model, the impact of investigations brought by state attorneys general, state insurance regulators, federal prosecutors, and federal regulators, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, and ERISA class actions, the cost of resolution of other contingent liabilities and loss contingencies, and the difference in ultimate paid claims in our underwriting companies from actuarial estimates.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

This press release includes supplemental information related to organic revenue growth, a measure that management believes is important to evaluate changes in revenue from existing operations.  We also believe that this supplemental information is helpful to investors.  Organic revenue growth excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, investment income, reimbursable expenses, unusual items, and for the underwriting segment only, an adjustment between written and earned premium.  A reconciliation is provided in the attached schedules.  The supplemental organic revenue growth information does not affect net income or any other GAAP reported amounts.  It should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations.  Industry peers provide similar supplemental information regarding their revenue performance, although they do not make identical adjustments.

This press release also includes supplemental information related to several measures - income per share, expenses, and margins - that exclude the effects of the restructuring charges.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  The measures that exclude the effects of the restructuring charges do not affect net income or any other GAAP reported amounts.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations.  Industry peers provide similar supplemental information regarding their performance.

###

Investor Contact:	Craig Streem
Corporate Vice President, Investor Relations
312-381-3983

Media Contact:	Al Orendorff
Director, Public Relations
312-381-3153

Aon Corporation

Consolidated Summary of Operations

	Third Quarter Ended			Nine Months Ended
(millions except per share data)	Sept. 30, 2005	Sept. 30, 2004	Percent Change	Sept. 30, 2005	Sept. 30, 2004	Percent Change
Revenue
Brokerage commissions and fees	$1,585	$1,603	(1)%	$4,927	$5,037	(2)%
Premiums and other	732	693	6	2,148	2,101	2
Investment income	73	51	43	239	200	20
Total revenue	2,390	2,347	2	7,314	7,338	—

Expenses
General expenses	1,697	1,684	1	5,071	5,120	(1)
Benefits to policyholders	402	379	6	1,176	1,154	2
Depreciation and amortization	80	77	4	209	228	(8)
Interest expense	29	32	(9)	94	101	(7)
Provision for New York and other state settlements	1	—	N/A	4	—	N/A
Total expenses	2,209	2,172	2	6,554	6,603	(1)

Income from continuing operations before provision for income tax	181	175	3	760	735	3
Provision for income tax (3)	60	62	(3)	262	263	—
Income from continuing operations	121	113	7	498	472	6

Discontinued Operations
Income (loss) from discontinued operations	2	12	(83)	25	(4)	N/A
Income tax provision	1	3	(67)	10	3	233
Income (loss) from discontinued operations, net of tax	1	9	(89)	15	(7)	N/A
Net income	$122	$122	—%	$513	$465	10%
Preferred stock dividends	(1)	(1)	—	(2)	(2)	—
Net income available for common stockholders	$121	$121	—%	$511	$463	10%

Basic net income per share:
Income from continuing operations	$0.37	$0.35	6%	$1.54	$1.47	5%
Discontinued operations	—	0.03	(100)	0.05	(0.02)	N/A
Net income	$0.37	$0.38	(3)%	$1.59	$1.45	10%

Diluted net income per share:
Income from continuing operations	$0.36	$0.33	9%	$1.48	$1.41	5%
Discontinued operations	—	0.03	(100)	0.04	(0.02)	N/A
Net income	$0.36	$0.36	—%	$1.52	$1.39	9%
Diluted average common and common equivalent shares outstanding (2)	342.7	337.4		339.4	336.6

(1)   Certain amounts relating to discontinued operations have been reclassified to conform to the 2005 presentation.

(2)   In accordance with EITF 04-08, the diluted net income per share calculations for the third quarters and nine months ended September 30, 2005 and 2004 include 14 million additional shares related to the potential conversion of our 3.5% Senior Convertible Debentures.  In addition, the net income used in the calculation includes after-tax interest expense of approximately $2 million for the third quarters and $5 million for the nine months ended September 30, 2005 and 2004.

(3)  Tax rate is 33.1% and 35.4% for the third quarters ended September 30, 2005 and 2004, respectively, and 34.5% and 35.8% for the nine months ended September 30, 2005 and 2004, respectively.

Aon Corporation

Segments - Third Quarter Continuing Operations

	Third Quarter Ended
(millions)	Sept. 30, 2005	Sept. 30, 2004	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other (2)	Organic Revenue Growth (3)	Organic Revenue Growth without Contingent Commissions

Revenue
Risk and insurance brokerage services
Risk management and insurance brokerage - Americas	$547	$503	9%	2%	—%	2%	5%	7%
Risk management and insurance brokerage - International	527	512	3	—	2	4	(3)	(1)
Reinsurance brokerage and related services	209	219	(5)	—	—	1	(6)	(6)
Claims services	—	55	(100)	—	(100)	—	—	—
Total risk and insurance brokerage services	1,283	1,289	—	1	(4)	3	—	1
Consulting
Consulting services	230	229	—	—	3	—	(3)	(3)
Outsourcing	65	71	(8)	—	(5)	1	(4)	(4)
Total consulting	295	300	(2)	—	1	—	(3)	(3)
Insurance underwriting
Accident & health and life	453	423	7	1	—	1	5	5
Warranty, credit and property & casualty	374	356	5	—	—	2	3	3
Total insurance underwriting	827	779	6	—	—	2	4	4

Corporate and other	—	(6)	N/A	N/A	N/A	N/A	N/A	N/A

Intersegment revenues	(15)	(15)	N/A	N/A	N/A	N/A	N/A	N/A
Total	$2,390	$2,347	2%	1%	(2)%	2%	1%	2%

Investment income (included in Revenue above)
Risk and insurance brokerage services	$34	$24	42%
Consulting	1	1	—
Insurance underwriting	38	32	19
Corporate and other	—	(6)	N/A
Total	$73	$51	43%

Income (loss) from continuing operations before provision for income tax
Risk and insurance brokerage services	$138	$131	5%
Consulting	15	29	(48)
Insurance underwriting	84	67	25
Corporate and other	(56)	(52)	N/A
Total	$181	$175	3%

Income from continuing operations before provision for income tax - margins
Risk and insurance brokerage services	10.8%	10.2%
Consulting	5.1%	9.7%
Insurance underwriting	10.2%	8.6%
Total	7.6%	7.5%

(1)   Certain amounts relating to discontinued operations have been reclassified to conform to the 2005 presentation.

(2)   Includes the impact of investment income, reimbursable expenses, adjustment between written and earned premium and fees in insurance underwriting only, and unusual items.

(3)   Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers and items described in (2). Written premiums and fees are the basis for organic revenue growth within the Insurance Underwriting segment.

Aon Corporation

Segments - Year-to-date Continuing Operations

	Nine Months Ended
(millions)	Sept. 30, 2005	Sept. 30, 2004	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other (2)	Organic Revenue Growth (3)	Organic Revenue Growth without Contingent Commissions
Revenue
Risk and insurance brokerage services
Risk management and insurance brokerage - Americas	$1,542	$1,514	2%	1%	1%	1%	(1)%	3%
Risk management and insurance brokerage - International	1,779	1,719	3	3	2	—	(2)	(1)
Reinsurance brokerage and related services	652	662	(2)	1	—	2	(5)	(6)
Claims services	—	173	(100)	—	(100)	—	—	—
Total risk and insurance brokerage services	3,973	4,068	(2)	2	(3)	1	(2)	—
Consulting
Consulting services	714	684	4	2	3	(1)	—	2
Outsourcing	205	222	(8)	1	(2)	—	(7)	(7)
Total consulting	919	906	1	1	1	1	(2)	—
Insurance underwriting
Accident & health and life	1,343	1,289	4	2	—	(1)	3	3
Warranty, credit and property & casualty	1,089	1,076	1	1	—	4	(4)	(4)
Total insurance underwriting	2,432	2,365	3	1	—	2	—	—

Corporate and other	35	48	(27)	N/A	N/A	N/A	N/A	N/A

Intersegment revenues	(45)	(49)	N/A	N/A	N/A	N/A	N/A	N/A
Total	$7,314	$7,338	—%	2%	(2)%	1%	(1)%	—%

Investment income (included in Revenue above)
Risk and insurance brokerage services	$88	$55	60%
Consulting	3	2	50
Insurance underwriting	113	95	19
Corporate and other	35	48	(27)
Total	$239	$200	20%

Income (loss) from continuing operations before provision for income tax
Risk and insurance brokerage services	$586	$565	4%
Consulting	70	83	(16)
Insurance underwriting	235	193	22
Corporate and other	(131)	(106)	N/A
Total	$760	$735	3%

Income from continuing operations before provision for income tax - margins
Risk and insurance brokerage services	14.7%	13.9%
Consulting	7.6%	9.2%
Insurance underwriting	9.7%	8.2%
Total	10.4%	10.0%

(1)   Certain amounts relating to discontinued operations have been reclassified to conform to the 2005 presentation.

(2)   Includes the impact of investment income, reimbursable expenses, adjustment between written and earned premium and fees in insurance underwriting only, and unusual items.

(3)   Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers and items described in (2).  Written premiums and fees are the basis for organic revenue growth within the Insurance Underwriting segment.

Aon Corporation

Corporate and Other - Continuing Operations

	Third Quarter Ended				Nine Months Ended
(millions)	Sept. 30, 2005	Sept. 30, 2004	Percent Change		Sept. 30, 2005	Sept. 30, 2004	Percent Change
Revenue
Income (loss) from marketable equity securities and other investments (1)	$(4)	$(7)	N/A	%	$26	$36	(28)%
Limited partnership investments	—	—	N/A		1	6	(83)
Net gain on disposals and related expenses (2)	4	1	300		8	6	33
Total revenue	—	(6)	N/A		35	48	(27)

Expenses
General expenses	27	14	93		72	53	36
Interest expense	29	32	(9)		94	101	(7)
Total expenses	56	46	22		166	154	8

Loss before income tax	$(56)	$(52)	N/A	%	$(131)	$(106)	N/A %

Notes:
		Third Quarter Ended				Nine Months Ended
		Sept. 30, 2005	Sept. 30, 2004	Percent Change		Sept. 30, 2005	Sept. 30, 2004	Percent Change
(1)	Includes (millions):
	Income (loss) from Endurance warrants	$(13)	$(13)	N/A	%	$2	$(9)	N/A %
	Equity earnings - Endurance	—	4	(100)		—	38	(100)
	Total	$(13)	$(9)	N/A	%	$2	$29	(93)%

(2)	Includes gain on sale of Endurance stock (millions)	$—	$—	—%		$1	$11	(91)%

Aon Corporation

Consolidated Summary of Operations - Reclassified for Discontinued Operations

	2004					2005
(millions except per share data)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year	1st Quarter	2nd Quarter	Six Months
Revenue
Brokerage commissions and fees	$1,741	$1,693	$1,603	$1,797	$6,834	$1,676	$1,666	$3,342
Premiums and other	692	716	693	687	2,788	698	718	1,416
Investment income	80	69	51	122	322	92	74	166
Total revenue	2,513	2,478	2,347	2,606	9,944	2,466	2,458	4,924

Expenses
General expenses	1,727	1,709	1,684	1,858	6,978	1,661	1,713	3,374
Benefits to policyholders	383	392	379	362	1,516	393	381	774
Depreciation & Amortization	69	82	77	75	303	67	62	129
Interest Expense	34	35	32	35	136	34	31	65
Provision for New York and other state settlements	—	—	—	180	180	1	2	3
Total expenses	2,213	2,218	2,172	2,510	9,113	2,156	2,189	4,345

Income from continuing operations before provision for income tax	300	260	175	96	831	310	269	579
Provision for income tax	108	93	62	20	283	112	90	202
Income from continuing operations	192	167	113	76	548	198	179	377

Income (loss) from discontinued operations, net of tax	(22)	6	9	5	(2)	2	12	14

Net income	$170	$173	$122	$81	$546	$200	$191	$391
Preferred stock dividends	(1)	—	(1)	(1)	(3)	(1)	—	(1)
Net income available for common stockholders	$169	$173	$121	$80	$543	$199	$191	$390

Basic net income per share:
Income from continuing operations	$0.60	$0.52	$0.35	$0.23	$1.71	$0.61	$0.55	$1.17
Discontinued operations	(0.07)	0.02	0.03	0.02	(0.01)	0.01	0.04	0.04
Net income	$0.53	$0.54	$0.38	$0.25	$1.70	$0.62	$0.59	$1.21

Dilutive net income per share:
Income from continuing operations	$0.58	$0.50	$0.33	$0.23	$1.64	$0.58	$0.53	$1.12
Discontinued operations	(0.07)	0.02	0.03	0.01	(0.01)	0.01	0.04	0.04
Net income	$0.51	$0.52	$0.36	$0.24	$1.63	$0.59	$0.57	$1.16

Dilutive average common and common equivalent shares outstanding	335.3	337.1	337.4	336.4	336.6	337.1	338.5	337.8

Aon Corporation

Segments  - Reclassification for Discontinued Operations

	2004					2005
(millions)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year	1st Quarter	2nd Quarter	Six Months
Revenue
Risk and insurance brokerage services
As reported	$1,464	$1,432	$1,344	$1,498	$5,738	$1,399	$1,396	$2,795
Less: reclassification to discontinued operations	(51)	(66)	(55)	(56)	(228)	(45)	(60)	(105)
As reclassified	1,413	1,366	1,289	1,442	5,510	1,354	1,336	2,690
Consulting	301	305	300	341	1,247	309	315	624
Insurance underwriting	781	805	779	785	3,150	789	816	1,605
Corporate and other	36	18	(6)	61	109	29	6	35
Intersegment revenues	(18)	(16)	(15)	(23)	(72)	(15)	(15)	(30)
Total	$2,513	$2,478	$2,347	$2,606	$9,944	$2,466	$2,458	$4,924

Income (Loss) Before Income Tax
Risk and insurance brokerage services
As reported	$243	$213	$144	$29	$629	$243	$231	$474
Less: reclassification to discontinued operations	—	(22)	(13)	(14)	(49)	(3)	(23)	(26)
As reclassified	243	191	131	15	580	240	208	448
Consulting	26	28	29	22	105	26	29	55
Insurance underwriting	53	73	67	61	254	68	83	151
Corporate and other	(22)	(32)	(52)	(2)	(108)	(24)	(51)	(75)
Total	$300	$260	$175	$96	$831	$310	$269	$579

Income from continuing operations before income tax - margins
Risk and insurance brokerage services
As reported	16.6%	14.9%	10.7%	1.9%	11.0%	17.4%	16.5%	17.0%
As reclassified	17.2%	14.0%	10.2%	1.0%	10.5%	17.7%	15.6%	16.7%
Consulting	8.6%	9.2%	9.7%	6.5%	8.4%	8.4%	9.2%	8.8%
Insurance underwriting	6.8%	9.1%	8.6%	7.8%	8.1%	8.6%	10.2%	9.4%
Total
As reported	11.7%	11.1%	7.8%	4.1%	8.7%	12.5%	11.6%	12.0%
As reclassified	11.9%	10.5%	7.5%	3.7%	8.4%	12.6%	10.9%	11.8%

Aon Corporation

Preliminary Condensed Consolidated Statements of Financial Position

	As of
(millions)	Sept. 30, 2005	Dec. 31, 2004
	(Unaudited)
ASSETS
Investments
Fixed maturities at fair value	$4,150	$3,482
Equity securities at fair value	36	40
Short-term investments	4,088	4,448
Other investments	506	483
Total investments	8,780	8,453
Cash	433	570
Receivables	8,857	9,880
Deferred Policy Acquisition Costs	1,110	1,137
Goodwill	4,428	4,611
Other Intangible Assets	118	133
Property and Equipment, net	552	660
Other Assets	2,937	2,885
TOTAL ASSETS	$27,215	$28,329

LIABILITIES AND STOCKHOLDERS’ EQUITY
Insurance Premiums Payable	$8,997	$9,775
Policy Liabilities
Future policy benefits	1,643	1,542
Policy and contract claims	1,902	1,854
Unearned and advance premiums and contract fees	2,893	2,979
Other policyholder funds	20	18
Total Policy Liabilities	6,458	6,393
General Liabilities
General expenses	1,394	1,557
Short-term borrowings	41	2
Notes payable	1,846	2,115
Pension, post-employment and post-retirement liabilities	1,503	1,528
Other liabilities	1,647	1,806
TOTAL LIABILITIES	21,886	23,176
Commitments and Contingent Liabilities
Redeemable Preferred Stock	—	50
Stockholders’ Equity	5,329	5,103
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$27,215	$28,329